TECHNE CORPORATION ANNOUNCES THAT DR. CHARLES A. DINARELLO HAS
                    ACCEPTED A SEAT ON TECHNE'S BOARD.

Minneapolis/November 29, 2005/--TECHNE Corporation (NASDAQ: TECH) announced today that Dr. Charles A. Dinarello has accepted a Director position on TECHNE's Board of Directors. Dr. Dinarello's initial term will begin immediately and run through October 26, 2006. All TECHNE Directors are reelected by its shareholders on an annual basis.

Dr. Dinarello is a Professor of Medicine at the University of Colorado School of Medicine in Denver. Until 1996, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital. From 1971 to 1974, he was a clinical associate and from 1975 to 1977 a senior investigator at the National Institutes of Health in Bethesda. Dr. Dinarello has published over 500 original research articles on cytokines, particularly Interleukin-1 and Tumor Necrosis Factor. The Institute for Scientific Information listed him as the world's fourth most cited scientist (all science) for the 20 years (1983-
2003). He was elected into the United States National Academy of Sciences in 1998 and is currently a member of the editorial board of "Proceedings of the National Academy of Sciences."

He has trained over 40 investigators, many of whom are recognized experts in their fields. Dr. Dinarello has served on the Board of Scientific Advisors of the National Institutes of Allergy and Infectious Diseases and is currently on the Board of Advisors of the Alliance for Lupus Research. He was Vice President of the American Society of Clinical Investigation (1989-
1990) and President of the International Cytokine Society (1995-1996). The recipient of several awards for his contributions to the field of infectious diseases and cytokines, he received Germany's Ernst Jung Prize in Medicine in 1993. He donated the entire prize money ($125,000) to universities and research institutes in the United States and Israel, and established the Sheldon M. Wolff Professorship at Tufts University to honor his late mentor. In 1996, he received the Ludwig Heilmeyer Gold Medal of the Society for Internal Medicine (Germany, Austria, and Switzerland) for his contributions to progress in internal medicine. He is also the recipient of the Chirone International Prize from the Italian Academy of Medicine. In 1997, the University of Marseille (France) conferred upon Dr. Dinarello the degree Doctor Honoris Causa and most recently he received an honorary doctorate from the Weizmann Institute of Science in Israel.

Mr. Thomas E. Oland, TECHNE's Chairman and CEO, said "I am extremely pleased with Dr. Dinarello's decision to accept a position on TECHNE's Board. We are very fortunate to have a person of his scientific caliber on our Board. Dr. Dinarello is one of the world's leading researchers, having led the team that was the first to clone the human gene for Interleukin-1 in 1984, which opened
the field known today as cytokine biology.   He is actively involved in
research on a day-to-day basis and is currently studying the biology of Interleukin-IL-32, a new cytokine recently discovered in his laboratory. His unique scientific expertise in the area of cytokine biology, knowledge of our research market as a bench scientist, as well as a clinician, will be of an immense benefit to Techne as we formulate plans for research and new product development, particularly in the area of diagnostics that could help humans with debilitating and life-threatening diseases. I am very confident that he will make a significant contribution to our future success."

Forward Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements involve risks and uncertainties that may affect the actual results of operations.
The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of the recent acquisitions, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

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Techne Corporation has two operating subsidiaries: Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:   Greg Melsen, Chief Financial Officer
           Kathy Backes, Controller
           (612) 379-8854